UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

TENET HEALTHCARE CORPORATION

(Name of the Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

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(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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☐	Fee paid previously with preliminary materials.

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(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

This filing consists of a motion for expedited discovery filed by Tenet Healthcare Corporation in its lawsuit against Community Health Systems. This motion was filed in the United States District Court for the Northern District of Texas on May 2, 2011.

Attached documents:

Motion for Expedited Discovery

Brief in Support of Motion for Expedited Discovery

Exhibit A – Plaintiff’s First Request for Production and First Set of Interrogatories.

Exhibit B – Qui Tam Complaint filed in the United States District Court for the Northern District of Indiana, January 7, 2009, in United States ex rel. and Reuille vs. Community Health Systems Professional Services Corporation and Lutheran Musculosskeletal Center, LLC d/b/a Lutheran Hospital – intentionally omitted.

Exhibit C – Letter from Kirkland & Ellis LLP to Gibson, Dunn & Crutcher LLP dated April 21, 2011.

Exhibit D – Letter from Gibson, Dunn & Crutcher LLP to Kirkland & Ellis LLP dated April 26, 2011.

Additional Information

Tenet Healthcare Corporation (“Tenet”) will file with the Securities and Exchange Commission (“SEC”) a proxy statement, accompanied by a WHITE proxy card, in connection with its 2011 annual meeting of shareholders. Any definitive proxy statement will be mailed to shareholders of Tenet. INVESTORS AND SHAREHOLDERS OF TENET ARE URGED TO READ THESE AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and shareholders will be able to obtain free copies of these documents (when available) and other documents filed with the SEC by Tenet through the website maintained by the SEC at http://www.sec.gov.

Certain Information Regarding Participants

Tenet and certain of its respective directors and executive officers are deemed to be participants under the rules of the SEC. Information regarding these participants is contained in a filing under Rule 14a-12 filed by Tenet with the SEC on January 7, 2011. This filing and other documents can be obtained free of charge from the source indicated above. Additional information regarding the interests of these participants in any proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will also be included in any proxy statement and other relevant materials to be filed with the SEC if and when they become available.

UNITED STATES DISTRICT COURT

FOR THE NORTHERN DISTRICT OF TEXAS

TENET HEALTHCARE CORPORATION, Plaintiff, v. COMMUNITY HEALTH SYSTEMS, INC., WAYNE T. SMITH, and W. LARRY CASH, Defendants.	x : : : : : : : : : : : x	Civ. No. 3:11-cv-00732-M

PLAINTIFF’S MOTION FOR EXPEDITED DISCOVERY

Pursuant to Federal Rule of Civil Procedure 26(d), Plaintiff Tenet Healthcare Corporation (“Plaintiff” or “Tenet”) files this Motion for Expedited Discovery (“Plaintiff’s Motion”). For the reasons set forth in Plaintiff’s accompanying Brief in support of Plaintiff’s Motion (“Plaintiff’s Brief”) and Appendix of documentary evidence, Plaintiff respectfully requests that this Court order expedited discovery to assist the Court’s consideration of the issues. Specifically, Plaintiff asks that the Court order Defendants to respond to Plaintiff’s First Combined Discovery Requests (Exhibit A).

As further detailed in Plaintiff’s Brief, expedited discovery is necessary to develop the record and aid this Court in considering all issues in advance of a preliminary injunction hearing. Expedited discovery is particularly appropriate where, as here, time is of the essence due to the imminent danger of a corporate takeover of Tenet based on false and misleading information.

WHEREFORE, Tenet respectfully requests that the Court grant Plaintiff’s Motion.

PLAINTIFF’S MOTION FOR EXPEDITED DISCOVERY - Page 1

Dated:	May 2, 2011	Respectfully submitted,
Dallas, Texas

GIBSON, DUNN & CRUTCHER LLP

GIBSON, DUNN & CRUTCHER LLP Adam H. Offenhartz		By:	/s/ Robert C. Walters Robert C. Walters, TX Bar No. 20820300 RWalters@gibsondunn.com Robert B. Krakow, TX Bar No. 11702000 RKrakow@gibsondunn.com
Brian M. Lutz 200 Park Avenue New York, New York 10166-0193 Tel: (212) 351-3881 Fax: (212) 351-4035		2100 McKinney Avenue, Suite 1100 Dallas, Texas 75201-6912 Tel: (214) 698-3100 Fax: (214) 571-2900

Attorneys for Plaintiff Tenet Healthcare Corporation

CERTIFICATE OF CONFERENCE

This motion is opposed. I certify that in Defendants’ Response to Plaintiff’s Motion for Rule 16 Scheduling Conference, Defendants insist on a stay of discovery. Therefore, an agreement cannot be reached among the parties regarding the Motion. This Motion is thus being presented to the Court for determination.

/s/ Robert C. Walters
Robert C. Walters

CERTIFICATE OF SERVICE

I certify that a true and correct copy of the foregoing Plaintiff’s Motion for Expedited Discovery has been served on Defendants’ counsel via electronic service through ECF, in accordance with Local Rule 5.1(d), on this 2nd day of May, 2011.

/s/ Robert C. Walters
Robert C. Walters

PLAINTIFF’S MOTION FOR EXPEDITED DISCOVERY - Page 2

TENET HEALTHCARE CORPORATION, Plaintiff, v. COMMUNITY HEALTH SYSTEMS, INC., WAYNE T. SMITH, and W. LARRY CASH, Defendants.	x : : : : : : : : : : : x	Civ. No. 3:11-cv-00732-M

[PROPOSED] ORDER

Before the Court is Plaintiff’s Motion for Expedited Discovery. Having fully considered the Motion along with any opposition and reply, the Court GRANTS Plaintiff’s Motion and orders as follows:

The Court orders the expedited discovery as requested in Plaintiff’s First Combined Discovery Requests (“Plaintiff’s Requests”) (Exhibit A of the Appendix accompanying Plaintiff’s Motion). Defendants are hereby ordered to respond to Plaintiff’s Requests by                     , 2011; and

IT IS SO ORDERED.

Dated this the      day of             , 2011.

Presiding Judge

PLAINTIFF’S MOTION FOR EXPEDITED DISCOVERY - Page 3

UNITED STATES DISTRICT COURT

FOR THE NORTHERN DISTRICT OF TEXAS

TENET HEALTHCARE CORPORATION, Plaintiff, v. COMMUNITY HEALTH SYSTEMS, INC., WAYNE T. SMITH, and W. LARRY CASH, Defendants.	x : : : : : : : : : : : x	Civ. No. 3:11-cv-00732-M

BRIEF IN SUPPORT OF PLAINTIFF’S MOTION FOR EXPEDITED

DISCOVERY

By this motion, Plaintiff Tenet Healthcare Corporation (Tenet) urges this Court to grant expedited discovery. Tenet seeks tailored discovery to develop a more complete factual record in advance of a preliminary injunction hearing demonstrating Community Health Systems, Inc. (CHS) has inadequately disclosed its billing practices, including its pervasive practice of billing Medicare for inpatient admissions when those admissions were medically unnecessary and when outpatient observation would have been appropriate. In doing so, CHS has inflated its bills to Medicare, and thus has inflated the company’s revenues and profits.

Since Tenet’s lawsuit came to light on April 11, various federal and state government investigations, qui tam lawsuits, and a key analysis by a CHS shareholder have emerged. All of these investigations and the shareholder analysis predate Tenet’s

Complaint and make similar allegations. Yet CHS had disclosed only one — an investigation by the Texas Attorney General of CHS’s hospitals in Texas — as of the filing of Tenet’s Complaint. And CHS disclosed Texas’s investigation more than three months after the company was served with Civil Investigative Demands. Tenet seeks targeted and expedited discovery of these and related matters, in the form of discovery attached to this motion, to provide its shareholders with a complete and fair picture of CHS, Tenet’s would-be acquirer, in time for shareholders to decide whether to elect CHS-sponsored directors or Tenet’s nominees at a November 3, 2011 Tenet annual meeting.

This case stems from a series of materially false and misleading proxy solicitation statements made by CHS, its Chief Executive Officer Wayne T. Smith, and its Chief Financial Officer W. Larry Cash in an attempt to convince Tenet’s shareholders to replace the current members of Tenet’s Board of Directors with CHS-backed nominees at Tenet’s shareholder meeting in November. To prevent irreparable harm to Tenet and its shareholders, Tenet seeks a preliminary injunction requiring accurate and complete disclosures by CHS before the November shareholder meeting so Tenet shareholders may make informed judgments about the future governance of their company.

As various courts, including courts in the Fifth Circuit, have held, expedited discovery is warranted in circumstances where a plaintiff seeks interim injunctive relief and where the discovery requests are targeted at information critical to the expedited

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proceedings. For these reasons, Tenet respectfully requests this Court grant expedited discovery.1

BACKGROUND AND STATEMENT OF FACTS

As Tenet details in its Complaint, CHS employs a business model that is premised on admitting patients, primarily from the emergency room, into its hospitals based on medically inappropriate admission criteria reflected in a home-grown CHS document it calls the Blue Book, rather than treating these patients in observation status, as it should. This practice results in substantially higher and unwarranted billings to Medicare and other payors. Defendants’ growth strategy for over a decade has been to acquire hospitals and boost their financial performance by employing CHS’s Blue Book admissions criteria. A leading example of this strategy is CHS’s 2007 acquisition of Plano-based Triad Hospitals, Inc. Within one year of the acquisition, CHS cut in half the use of observation status at the former Triad hospitals.

Defendants’ latest gambit is a bid to acquire Tenet. On November 12, 2010, CHS made an unsolicited offer to acquire all outstanding shares of Tenet stock for $6.00 per share ($5.00 in cash and $1.00 in CHS stock). After Tenet’s Board of Directors unanimously rejected the CHS offer, CHS announced that it planned to nominate a slate of directors to replace Tenet’s existing board at Tenet’s next annual shareholder meeting, which is scheduled for November 3, 2011.

[1]	The proposed discovery requests are attached as Exhibit A.

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On April 11 of this year, and after painstaking study, Tenet filed this lawsuit to compel CHS to correct misstatements made by CHS and its management about CHS’s business practices — statements designed to convince Tenet’s shareholders to elect the CHS slate. Tenet further alleges that Defendants’ misrepresentations and omissions have disguised CHS’s financial exposure to the federal government for false claims to Medicare, as well as its exposure to states, private insurers, and other payors — significant liabilities impairing CHS’s ability to finance a potential acquisition of Tenet.

Defendants promptly responded to the filing of the lawsuit with a press release proclaiming the allegations “baseless” and “completely without merit” and protesting that “CHS conducts its business with the utmost integrity and adheres to the highest business practice standards.” In the days following, though, CHS issued a series of remarkable disclosures that support the merits of Tenet’s lawsuit and that highlight the critical importance of requiring CHS to speak truthfully to Tenet’s shareholders.

After several days of private conversations and meetings with financial analysts, media, and selected shareholders to cast doubt on Tenet’s allegations, and after the markets had closed for the week, on Friday afternoon, April 15, CHS disclosed that it had received a subpoena dated March 31, 2011 — eleven days before Tenet’s lawsuit — from the Department of Health and Human Services (HHS) Office of Inspector General (OIG). CHS claimed to have received the filing on April 8, still three days before Tenet filed its Complaint. According to CHS, the subpoena was issued “in connection with an investigation of possible improper claims submitted to Medicare and Medicaid … and … requests documents from all of our hospitals and appears to concern emergency

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department processes and procedures.” CHS’s belated disclosure went on to state that “[t]he subpoena’s requests are very similar to those contained in the Civil Investigative Demands received by our Texas hospitals from the Office of the Attorney General of the State of Texas on November 15, 2010.”2 Finally, CHS professed not to know if the subpoena was related to the allegations in Tenet’s lawsuit. Investors evidently considered the Friday afternoon disclosure to be material; when the markets opened the following Monday morning, CHS’s stock was down more than 14% from the closing price the previous Friday.

On Monday April 18, CHS made yet another belated disclosure. Apparently, more than six months earlier CHS had received a letter from a pension fund shareholder group detailing CHS’s “higher than expected admissions from the emergency room at CHS hospitals” and high level of short stay admissions — clear signals that CHS hospitals were overbilling Medicare by admitting patients who should have been treated in observation status. Thus, at the time that Defendants were dismissing Tenet’s allegations as meritless, CHS knew full well that federal regulators were investigating and that an institutional shareholder was questioning the very same business practices

[2]	CHS’s disclosure of the Texas CIDs, issued more than three months after they were served on the company, was vague, saying only that the CIDs concerned “emergency department procedures and billing.”

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challenged in Tenet’s lawsuit.3

On April 22, one week later, CHS issued yet another late-Friday disclosure. In it CHS described a False Claims Act qui tam lawsuit that had been filed in January 2009 by a former employee at an Indiana hospital that was among the Triad hospitals acquired by CHS in 2007. CHS further revealed that the United States Department of Justice was now “considering this suit in light of the investigation that is the subject of” the April 8, 2011 subpoena. Inexplicably, CHS failed to disclose that the qui tam lawsuit alleges that CHS’s false claims have resulted from improper emergency room admission practices and that CHS had been aware of the investigation as early as 2009.

Indeed, the sworn qui tam complaint, filed by a registered nurse who worked at Lutheran Hospital in Fort Wayne, Indiana for twenty-three years, contains the same allegations that Tenet makes here. See Exhibit B. The nurse alleges under oath that after CHS acquired Lutheran Hospital as part of the Triad acquisition, CHS required Lutheran Hospital to use CHS’s Blue Book, which contained “exceptionally simplistic and nonspecific” admissions criteria to drive up admissions and drive down observations, thereby reaping substantially higher reimbursement from Medicare. Id. at 19. The complaint further alleges that the purported “synergies” CHS “realized” through the Triad acquisition were based on improper admissions practices, including that “CHS

[3]	It appears that the April 18 disclosure was only as a result of a second letter from the same shareholder group, dated April 15, 2011, which noted that it had never received a substantive reply to its previous letter and that its concerns were now heightened by Tenet’s lawsuit.

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began changing the case management of short stay cases, educating physicians and Case Managers to use ‘inpatient’ status rather than ‘23 hour observation’ in direct opposition to the training given to physician’s [sic] in earlier years. CHS justified this by the use of questionable medical criteria they devised and different than that established by Medicare, i.e. Blue Book vs InterQual criteria.” Id. at 24. The qui tam complaint further alleges that CHS management informed the hospital’s case managers that CHS focused intensely on case management and that all hospital personnel were required to be educated on how to employ Blue Book criteria.

The next shoe dropped on Monday April 25, when CHS revealed that the United States and the relator had filed a joint motion to stay the Indiana qui tam case to allow the government additional time to consider intervention. The joint motion revealed for the first time that other qui tam actions were pending against CHS in other jurisdictions, that the Department of Justice, multiple United States Attorneys’ offices, and the HHS OIG were coordinating their nationwide investigation of CHS and its related entities, and that these regulators were cooperating with the Attorney General of Texas and other states in investigating the allegations. Finally, erasing any uncertainty raised by CHS in its April 15 disclosure, the United States made clear in its motion that Tenet’s allegations in this lawsuit are related to this nationwide investigation.

Because of intense scrutiny of its wrongful business practices, CHS has now taken a number of obvious steps to avoid the disclosures that Tenet’s allegations would mandate and to attempt to squelch Tenet’s investigation of CHS altogether. On Monday, April 18, CHS announced that it had changed the terms of its offer to acquire Tenet from

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$5.00 cash and $1.00 of CHS stock to an all-cash $6.00 offer. The reason CHS offered the maneuver was simple — to try to avoid Tenet’s claims and the difficult disclosures that would ensue. As Defendant Wayne Smith noted in the CHS press release, converting to an all-cash offer was an effort to render Tenet’s lawsuit “irrelevant to our offer.”4

Then, on April 21, 2011, Tenet’s counsel received a letter from Defendants’ counsel that attempts to chill discovery of further information about Defendants’ conduct. See Exhibits C, D. In the letter, Defendants’ counsel warned that former employees of CHS and Triad “may seek to peddle purported information about CHS or Triad” and that “serious legal consequences,” including the striking of pleadings, sanctions and claims for money damages, could result from the use of information provided by these “scofflaws.” Exhibit C at 1-2.

Defendants’ efforts to squelch Tenet’s legitimate discovery efforts is predictable in

[4]	Contrary to Defendants’ assertion, the all-cash proposal changes nothing in this litigation. Defendants’ cannot avoid their disclosure problems by converting to an all-cash proposal because the federal securities laws still require CHS and its management to communicate truthful and accurate information to Tenet’s shareholders about, among other things, CHS’s business practices, which are highly material to CHS’s ability to raise financing to consummate the transaction. See Rondeau v. Mosinee Paper Corp., 422 U.S. 49, 58-59 (1975) (“The purpose of the Williams Act is to insure that public shareholders who are confronted by a cash tender offer for their stock will not be required to respond without adequate information regarding the qualifications and intentions of the offering party” (emphasis added)). More generally, no matter the type of consideration being offered, the federal securities laws require that CHS tell the truth to Tenet’s shareholders as they make the fundamental decision about whether to elect the slate of directors, who were nominated by CHS to further its ambition of acquiring Tenet.

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light of the revelations in the few weeks since this lawsuit was filed. It is more clear than ever, however, that discovery is imperative so that this Court, in advance of the November shareholder meeting, will have all the facts necessary to determine what additional disclosures are necessary for the shareholders to be in a position to properly consider the election of CHS-sponsored directors.

ARGUMENT

I.	TENET IS ENTITLED TO EXPEDITED DISCOVERY IN CONNECTION WITH ITS PLANNED APPLICATION FOR A PRELIMINARY INJUNCTION

A.	Good Cause Exists To Grant Expedited Discovery In Preliminary Injunction Cases Like This One

Tenet seeks expedited discovery to develop the record and assist this Court’s consideration of the key issues that will be raised in a preliminary injunction hearing. This discovery is particularly appropriate where, as here, there is an imminent danger of a corporate takeover based on false and misleading information. This Court has broad discretion to “expedite the discovery process through a scheduling order.” Barrett v. Atlantic Richfield Co., 95 F.3d 375, 380 (5th Cir. 1996); see also Fed. R. Civ. P. 16(b), 26(d)(1). Indeed, the Federal Rules specifically allow discovery “before the time specified in Rule 26(d).” Fed. R. Civ. P. 30(a)(2)(A)(iii); see also Fed. R. Civ. P. 31(a), 33(b), 34(b), 36(a), 45; accord, e.g., Advanced Portfolio Techs., Inc. v. Advanced Portfolio Techs., Ltd., 1994 WL 719696, at *3 (S.D.N.Y. Dec. 28, 1994) (“[E]xpedited deposition discovery is made available by Rule 30(a) of the Federal Rules of Civil Procedure.”).

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Expedited discovery is appropriate where “there is some showing of good cause to justify the order” — including in cases “seeking a preliminary injunction.” Rodale, Inc. v. U.S. Preventive Med., Inc., 2008 WL 4682043, at *1 (E.D. Tex. Oct. 21, 2008); see also Tracfone Wireless, Inc. v. King Trading, Inc., 2008 WL 918243, at *1 (N.D. Tex. Mar. 13, 2008) (Kaplan, M.J.) (granting “expedited discovery . . . to enable plaintiff to determine the nature and extent of defendants’ alleged [wrongful acts] so it can decide whether to seek preliminary injunctive relief” (emphasis added)). In fact, courts routinely grant expedited discovery where a party seeks preliminary injunctive relief. See, e.g., King Aero. Commercial Corp. v. Al-Anwa Aviation, Inc., 2009 WL 804122, at *7 (N.D. Tex. Mar. 25, 2009) (Lindsay, J.).5 In particular, there is good cause for expedited discovery in corporate control contests such as this one because prompt disclosure of accurate information is critical. See Mesa Petroleum Co. v. Aztec Oil & Gas Co., 406 F. Supp. 910, 917 (N.D. Tex. 1976) (Higginbotham, J.) (ordering expedited discovery in corporate control contest); City P’ship Co. v. Atl. Acquisition Ltd. P’ship, 100 F.3d 1041, 1043 (1st Cir. 1996) (affirming district court, which also ordered expedited discovery in corporate control contest). Expedited discovery is “quite conventional in litigation of this type” because “[c]ases involving contests for corporate control are of necessity very fast-

[5]	See also, e.g., Providence Prop. & Cas. Ins. Co. v. PeopLease Corp., 2007 WL 2241492, at *2 (E.D. Tex. Aug. 3, 2007); Anderson v. Orleans Parish Sch. Bd., 2004 WL 1373269, at *5 (E.D. La. June 16, 2004); Ellsworth Assocs. v. United States, 917 F. Supp. 841, 844 (D.D.C. 1996) (“[E]xpedited discovery is particularly appropriate when a plaintiff seeks injunctive relief because of the expedited nature of injunctive proceedings.”).

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moving.” Am. Stores Co. v. Lucky Stores, Inc., 1988 WL 909330, at *2 (Del. Ch. Apr. 13, 1988).

As we explain more fully below, there can be no question that there is good cause for expedited discovery in this case given CHS’s pattern of belated and deficient disclosure, the urgency of completing discovery in advance of an imminent preliminary injunction hearing, and the complexity of factual issues to be discovered in this case.

B.	The PSLRA, Which Was Passed To Combat Strike Suits, Does Not Prevent Expedited Discovery In This Corporate Control Contest

Nor does the PSLRA, 15 U.S.C. § 78u-4(b)(3)(B), alter Tenet’s right to expedited discovery in this corporate control contest. Congress enacted the PSLRA to combat strike suits brought by private securities plaintiffs who, Congress concluded, had been using the federal securities laws to hold corporations hostage by filing baseless lawsuits and using the threat of burdensome and expensive discovery as a stick to obtain quick settlements. To combat this abusive tactic, the PSLRA contains a provision that stays discovery in such suits brought under the federal securities laws until after the decision on a motion to dismiss. In their Response to Plaintiff’s Motion for Rule 16 Scheduling Conference (“Rule 16 Response”), Defendants assert that the PSLRA should apply outside the strike suit arena to prevent discovery in a context that was never contemplated by Congress when it passed the PSLRA — a high stakes corporate control contest between two corporations.

Indeed, the PSLRA even carves out an exception to the discovery stay for the precise circumstances presented here: where expedited discovery is essential to the

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plaintiff obtaining the relief it seeks. Specifically, the PSLRA makes clear that discovery may proceed when “particularized discovery is necessary . . . to prevent undue prejudice to [a] party.” Id. (emphasis added); see also, e.g., In re Royal Ahold N. V. Sec. & ERISA Litig., 319 F. Supp. 2d 634, 635 (D. Md. 2004) (lifting stay where “delay in the . . . particularized discovery sought here would cause undue prejudice to [plaintiffs’] ability to litigate and, most significantly, resolve as expeditiously as possible their claims”). Importantly, courts define “undue prejudice” as mere “improper or unfair treatment”—i.e., “something less than irreparable harm.” Vacold LLC v. Cerami, 2001 WL 167704, at *6 (S.D.N.Y. Feb. 16, 2001) (emphasis added); see also In re Countrywide Fin. Corp. Derivative Litig. (“Countrywide”), 542 F. Supp. 2d 1160, 1181 n.30 (C.D. Cal. 2008) (noting that the “undue prejudice” showing “need not reach the level of irreparable harm”); Med. Imaging Ctrs. of Am., Inc. v. Lichtenstein, 917 F. Supp. 717, 721 (S.D. Cal. 1996) (describing the lower “undue prejudice” burden as Congress’ attempt “to balance the competing concerns of maintaining truth and integrity in the marketplace while curbing meritless litigation”).

Here, there can be no question that Tenet and its shareholders will suffer undue harm absent the ability to immediately proceed with the focused discovery it seeks in support of a preliminary injunction. Many of the core facts that CHS has failed to disclose, as well as the circumstances behind its belated and insufficient recent disclosures, are uniquely within CHS’s control. Tenet has carefully crafted narrow discovery requests intended to target the specific documents it will need at the preliminary injunction hearing. Expedited and particularized written discovery is

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essential so that there will be time (1) to promptly resolve objections Defendants inevitably will assert, (2) for Defendants to collect and produce the documents and respond to the interrogatories, and (3) for Plaintiff to review the document production and interrogatory answers, all in advance of depositions that must be taken in advance of a preliminary injunction hearing. And, critically, to give Tenet shareholders sufficient time to consider the corrective disclosures that would be required of CHS after a successful preliminary injunction, a preliminary injunction hearing must be set well in advance of the November 3 meeting, placing even more pressure on the discovery schedule. If this Court stays discovery pending its decision on the motion to dismiss, it will be virtually impossible for the discovery necessary for the preliminary injunction hearing and the resulting hearing itself to be completed before the November shareholder meeting, eliminating the ability of this Court to provide a proper remedy to the benefit of Tenet’s shareholders and causing undue prejudice to Plaintiff. See In re Fannie Mae Secs. Litig., 362 F. Supp. 2d 37, 39 (D.D.C. 2005) (defining undue prejudice as, in part, a defendant being “unfairly shielded from liability” if the necessary discovery is stayed).

In Defendants’ Rule 16 Response, Defendants tacitly concede that if delayed now, discovery will not be completed in time for a preliminary injunction hearing when they suggest that post-election remedies would be available after the November 3 meeting. Rule 16 Resp. at 4. Unscrambling the egg after a new slate of directors has been elected to a company would be impossible. Indeed, as the Supreme Court has noted, “in corporate control contests the stage of preliminary injunctive relief, rather than post-contest lawsuits, is the time when relief can best be given.” Piper v. Chris-Craft Indus.,

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Inc., 430 U.S. 1, 41-42 (1977) (internal citations omitted).

Thus, the undue prejudice that would befall Tenet if it were unable to proceed with expedited discovery does not merely result from a delay in Tenet’s ability to obtain discovery, as Defendants misleadingly suggest in their Rule 16 Response. Instead, the undue prejudice against Tenet would result from its inability to ever obtain the relief it seeks, since, absent expedited discovery, it would be virtually impossible to reach a fully-informed decision on Tenet’s preliminary injunction sufficiently in advance of the November meeting to allow Tenet’s shareholders to appropriately consider CHS’s corrective disclosures that followed from that hearing. When such immediate action is needed, courts have allowed discovery to proceed under the PSLRA exception. Global Intellicom, Inc. v. Thompson Kernaghan & Co., 1999 WL 223158, at *2 (S.D.N.Y. Apr. 16, 1999) (lifting stay where there was a threat that defendants were “seeking to take over the company”); In re Websecure, Inc. Sec. Litig., 1997 WL 770414, at *4 (D. Mass. Nov. 26, 1997) (lifting stay and granting expedited discovery in connection with possible preliminary injunction).6

Just as in these cases, expedited discovery is necessary here given that Tenet seeks

[6]	In their Rule 16 Response, Defendants cite two cases in which courts found plaintiffs did not meet the test laid out in the text of the statute. See, e.g., Countrywide, 542 F. Supp. 2d at 1180 (refusing to lift stay only because plaintiffs’ discovery requests were not sufficiently particularized, and explicitly granting plaintiffs leave to refile their motion for expedited discovery); Lichtenstein, 917 F. Supp. at 722 (refusing to lift stay because relief would still be available after proxy contest decided). But those cases are inapposite, since in this case, Plaintiff plainly falls within the statutory exception: it is critical that discovery not wait.

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to redress Defendants’ dissemination of false and misleading information. The key documents concerning CHS’s widespread and improper admissions criteria are in Defendants’ possession. Without access to this information, Tenet will be unable to present the Court a complete record demonstrating the necessity of enjoining Defendants’ continuing failure to make full and accurate disclosures. Although Tenet has gathered some evidence demonstrating the existence of misconduct by Defendants, Tenet cannot, in sufficient time for the preliminary injunction hearing, unearth the extent of Defendants’ misstatements and omissions without expedited discovery.

C.	Tenet’s Narrow Discovery Requests Further Support Expedited Discovery

Expedited discovery is particularly appropriate in this case because Tenet’s discovery requests are carefully targeted to the information required at this stage of the proceeding. For example, Tenet seeks expedited discovery of documents concerning the training of doctors and case managers on the use of the Blue Book; communications with hospital executives about the Blue Book and other admissions-related matters such as the monitoring of physician admissions; documents concerning admission targets or goals at the hospitals and incentives to meet those goals; documents concerning the use of observation status at CHS hospitals; and documents related to CHS’s awareness of and production of documents in connection with the other ongoing investigations of related allegations.

Thus, the expedited discovery in this matter would be directed to ascertaining facts bearing directly on whether and to what extent Defendants’ solicitations and public

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statements about matters such as the integrity of CHS’s business practices, CHS’s ability to realize “synergies” from an acquisition of Tenet and CHS’s potential legal exposure to the government and others contain material misstatements and omissions — in other words, information relevant to ensuring Tenet’s shareholders are fully informed before they consider CHS’s slate of directors. This information goes to the heart of CHS’s allegedly false and misleading statements to Tenet’s shareholders, and therefore serves as necessary and appropriate subject matter for discovery in anticipation of a preliminary injunction hearing. See, e.g., Arista Records LLC v. Does 1-9, 2007 WL 1059049, at *1 (D. Colo. Apr. 4, 2007) (finding good cause where “[p]laintiffs have proposed narrowly tailored discovery”).

Each of these sources of information will greatly aid the Court in determining the extent of Defendants’ false statements and omissions as well as determining how the misstatements can be corrected so that Tenet’s shareholders can make a fully informed decision in November. To have any meaningful effect, these determinations must be made on an expedited basis — and in any event well in advance of the November meeting of Tenet’s shareholders — “to allow a time for clearing the air and disseminating the information necessary to eradicate false impressions.” Edelman v. Salomon, 559 F. Supp. 1178, 1189 (D. Del. 1983) (granting preliminary injunction on a Section 14(a) claim).

Tenet and its shareholders will suffer undue prejudice if a full and complete record cannot be presented to the Court at a preliminary injunction hearing held in advance of the shareholder meeting. Time is of the essence, and the Court therefore should lift the

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PSLRA stay and allow expedited and targeted discovery to proceed even while the Court considers the motion to dismiss.

CONCLUSION

Tenet respectfully requests that this Court grant the expedited discovery sought in Exhibit A and direct Defendants to respond to these requests promptly after ruling on this motion.

Dated: May 2, 2011

   Dallas, Texas

GIBSON, DUNN & CRUTCHER LLP

	By:	/s/ Robert C. Walters
GIBSON, DUNN & CRUTCHER LLP Adam H. Offenhartz		Robert C. Walters, TX Bar No. 20820300 RWalters@gibsondunn.com Robert B. Krakow, TX Bar No. 11702000 RKrakow@gibsondunn.com
Brian M. Lutz
200 Park Avenue New York, New York 10166 Telephone: (212) 351-4000 Facsimile: (212) 351-4035		2100 McKinney Avenue, Suite 1100 Dallas, Texas 75201-6912 Telephone: (214) 698-3100 Facsimile: (214) 571-2900

Attorneys for Plaintiff Tenet Healthcare Corporation

17

EXHIBIT A

UNITED STATES DISTRICT COURT

FOR THE NORTHERN DISTRICT OF TEXAS

TENET HEALTHCARE CORPORATION, Plaintiff, v. COMMUNITY HEALTH SYSTEMS, INC., WAYNE T. SMITH, and W. LARRY CASH, Defendants.	x : : : : : : : : : : : x	Civ. No. 3:11-cv-00732-M

PLAINTIFF’S FIRST REQUEST FOR PRODUCTION AND FIRST SET OF INTERROGATORIES

PLEASE TAKE NOTICE THAT, pursuant to Rules 33 and 34 of the Federal Rules of Civil Procedure, Plaintiff Tenet Healthcare Corporation (“Tenet”) hereby requests that Defendants Community Health Systems, Inc. (“CHS”), Wayne T. Smith (“Smith”) and W. Larry Cash (“Cash”) produce the documents described below for inspection, examination, and copying at the offices of Gibson, Dunn & Crutcher LLP, 2100 McKinney Avenue, Suite 1100, Dallas, Texas 75201-6912 and respond to the following interrogatories on or before such date as ordered by the Court.

DEFINITIONS

1. “All” shall include “each” or “any” and vice versa.

2. “And” and “or” shall be construed either disjunctively or conjunctively as necessary to bring within the scope of the discovery request all responses that might otherwise be construed to be outside of its scope.

Ex. A

3. “CHS” shall mean Community Health Systems, Inc. and any affiliates, parents, or subsidiaries, as well as their attorneys, accountants, officers, directors, agents, employees, representatives, members, predecessors-in-interest, successors-in-interest, or any other person acting or purporting to act on their behalf or under their direction or control.

4. “CHS Hospital” means any hospital identified in Exhibit 21 of CHS’s Form 10-K, dated February 25, 2011.

5. “Communication” is used in the broadest possible sense and includes, without limitation, all types of written and oral contracts between any two or more persons, including but not limited to writings, oral communications, conversations by telephone, electronic mail or other computer communications, meetings, discussions, negotiations, and any contract, oral or written, formal or informal, at any time or place, and under any circumstances whatsoever, in which information of any nature was transmitted or exchanged in any form.

6. “Concerning” means relating to, referring to, reflecting, describing, evidencing, constituting, containing, alluding to, germane to, mentioning, analyzing, setting forth, summarizing, characterizing, directly or indirectly, expressly or implicitly, in whole or in part, the subject matter of the document request.

7. “Defendants” means any of Defendants CHS, Smith, and Cash, and any of their affiliates, parents, or subsidiaries, as well as their attorneys, accountants, officers, directors, agents, employees, representatives, members, predecessors-in-interest, successors-in-interest, or any other person acting or purporting to act on their behalf or under their direction or control.

8. “Document” shall have the same meaning as Rule 34(a) of the Federal Rules of Civil Procedure, and in particular shall include notes (handwritten and typed), internal memoranda, facsimiles, telexes, electronic mail, files maintained on or in computer hard drives,

Ex. A

servers, portable diskette drives, laptop computers, floppy diskettes, and on or in off-site backup computer files, other electronic data (including any exchange of information between computers and all information stored in an electronic form or computer database), tape recordings (and transcripts of them), letters, drafts, non-identical copies, audit papers, ledgers, and books of accounts.

9. “Person” or “Persons” means all natural individuals, corporations, partnerships, or other business associations, and all legal entities.

10. “Plaintiff” means Tenet.

11. “RAC” means Medicare Recovery Audit Contractor.

12. “Referring” or “relating” means concerning, comprising, reflecting, memorializing, embodying, discussing, evaluating, considering, reviewing or reporting on the subject matter of the discovery request or were reviewed in conjunction with, or were created, generated or maintained as a result of the subject matter of the discovery request.

13. “SEC” means the Securities and Exchange Commission.

14. “Triad” means the company formerly known as Triad Hospitals, Inc., which CHS acquired in 2007.

15. “You” or “your” means any of Defendants CHS, Smith, and Cash, and any of their affiliates, parents, or subsidiaries, as well as their attorneys, accountants, officers, directors, agents, employees, representatives, members, predecessors-in-interest, successors-in-interest, or any other person acting or purporting to act on their behalf or under their direction or control.

16. The singular shall include the plural, and the disjunctive shall include the conjunctive, and vice versa.

Ex. A

INSTRUCTIONS

Instructions For Document Requests

1. Restate each document request in your written response followed immediately by your response to each document request.

2. In answering and responding to the document requests, you shall produce all of the materials requested below, wherever located, which are in your possession, custody or control.

3. If you withhold any document, or any portion of any document, under a claim of privilege, you shall produce, in accordance with Rule 26 of the Federal Rules of Civil Procedure, a written privilege log that sets forth: (i) the author of the document; (ii) the type of document, e.g., letter or memorandum; (iii) the date of the document; (iv) all recipients of the document; (v) such other information as is sufficient to identify the document; and (vi) the nature of the privilege asserted.

4. If you do not produce any documents that are responsive to Plaintiff’s document requests on grounds other than privilege, you shall state your good-faith basis for why these documents should not be produced.

5. Any copy of a document that varies in any way from the original or from any other copy of the document, whether by reason of handwritten or other notation or otherwise, shall constitute a separate document and must be produced, regardless of whether the original of such a document is within your possession, custody, or control.

6. All documents are to be produced in their entirety without redaction and should include all attachments and enclosures. If a portion of any document responsive to these requests

Ex. A

is withheld under claim of privilege, any non-privileged portion of such document must be produced, with the portion claimed to be privileged redacted.

7. This document request is continuing in nature. If, after producing any documents in response to this document request, you obtain or become aware of additional responsive information, you are required to provide such information or documents by way of a supplemental production.

8. Each request seeks production of all documents described along with any attachments, drafts, or non-identical copies.

9. All database or Excel files shall be produced in native format.

10. The responsive date range for these document requests, unless otherwise indicated in a specific request, is from January 1, 2006 to the present. This range is referred to herein as the “Defined Period.”

Instructions For Interrogatories

1. Restate each Interrogatory in your written response followed immediately by your response to each Interrogatory.

2. Each interrogatory shall be answered separately. Interrogatories should not be combined for the purpose of supplying a common answer.

3. No part of an interrogatory shall be left unanswered merely because an objection is interposed to another part of the interrogatory. All objections to any interrogatory must be made in a written response served on Plaintiff’s counsel within the time period for responding to these interrogatories.

Ex. A

4. Each interrogatory shall be answered upon your knowledge from all sources, including all information in possession of you or your attorney, your or their investigators, or persons working for you, or on your or their behalf.

5. Where an interrogatory cannot be answered in full, state why and furnish all available information. Estimated dates should be given when, but only when, exact dates cannot be supplied. Any estimate should be identified as such. The sources and means of derivation of each estimate should be specifically set forth.

6. These interrogatories shall be deemed to be continuing, so as to require supplemental answers when you come into possession of information responsive to these interrogatories that has not previously been supplied in answer to these interrogatories. Such supplemental answers are to be served as soon as reasonably possible after the information is obtained. The date such additional information comes into your possession shall be specified, and also the identity of the individuals who furnished such additional information to the person preparing the answer.

7. Should you claim a privilege as to any information, you shall indicate the grounds upon which any claim of privilege rests. An objection or claim of privilege directed to part of an interrogatory does not constitute a ground for failure to respond to the part of an interrogatory for which no objection or claim of privilege is made.

8. If the answer to all or part of any interrogatory is that you lack knowledge of the requested information, set forth such remaining information as is known to you. If any estimate or approximation can reasonably be made in place of the unknown information, also set forth your best estimate or approximation, clearly designated as such, in place of unknown information, and describe the basis upon which the estimate or approximation is made.

Ex. A

9. The responsive date range for these interrogatories, unless otherwise indicated in a specific request, is from January 1, 2006 to the present. This range is referred to herein as the “Defined Period.”

REQUESTS FOR PRODUCTION OF DOCUMENTS

CHS’s Blue Book

1. One copy of each version of the CHS Blue Book (including the current version), from its creation to the present, utilized at CHS Hospitals.

2. All documents, regardless of date, relating to the creation or updating of the Blue Book, including but not limited to all drafts of the Blue Book and its updates, all documents reflecting input and approval by physicians through CHS regional and national Physician Advisory Boards (as stated at slide 17 of your April 28, 2011 Response Presentation), and all medical evidence, including but not limited to articles and studies relied upon in creating or updating the Blue Book.

3. All documents sufficient to identify all CHS employees (including physicians) and all physicians not employed by CHS who were involved in the creation or review of the Blue Book, revisions to the Blue Book, or approval of the use of the Blue Book at CHS Hospitals.

4. One copy of each version of documents entitled “How to Use the Blue Book” or “Clinical Guidelines for Inpatient Care; Community Health Systems” and any documentation supporting the statements contained in these documents.

5. All documents concerning or reflecting efforts by CHS to monitor and/or enforce compliance with the Blue Book admissions justification criteria at CHS Hospitals. This request includes, but is not limited to, documents reflecting the disciplining, reprimanding, incentivizing, or penalizing (financially or otherwise) doctors, case managers, or other medical professionals’

Ex. A

resistance or failure to follow Blue Book admissions justification criteria, and any compensation arrangement between CHS and/or its hospitals and physicians, physician groups, hospitalists, or physician management companies that provide for incentive compensation on the basis of inpatient admissions from the emergency departments.

CHS Use of Pro-MED

6. All documents relating to whether or how Pro-MED is used by physicians, case managers, or others at CHS Hospitals to monitor, justify, or influence patient admissions, including documents relating to how Pro-MED might influence doctors to admit patients instead of placing them in observation status or might influence doctors to order additional medical tests.

7. Documents sufficient to show which CHS Hospitals utilize Pro-MED and, for each hospital, the date Pro-MED was first utilized.

8. All documents relating to any feature of the Pro-MED system that has been customized for CHS Hospitals and that relates to the treatment of patients in the emergency department and whether they are admitted to CHS Hospitals.

9. All documents relating to CHS’s implementation of the Pro-MED Qual-Check module as referenced on Slide 22 of CHS’s Response Presentation or any other module of Pro-Med that contains or contained the Blue Book criteria, or any other method to flag admissions criteria, including all documents related to CHS’s decision to abandon this module of Pro-MED as stated on Slide 22.

10. All documents relating to (1) “quality flags” contained in Pro-MED indicating whether a patient admission was missed; (2) CHS’s use and approval of such quality flags, including clinical review; (3) weekly or other periodic reports generated from Pro-MED showing cases containing quality flags; and (4) CHS’s division or corporate management’s follow up with

Ex. A

CHS Hospitals that discharged or observed patients with Pro-MED quality flags rather than admitting them.

11. All documents relating to any direct or indirect financial of any CHS executive (including any interest held by immediate family members) in any entity affiliated with Pro-MED currently or at any time since 1997, and whether such executive or immediate family member assisted in the development of any feature or part of the Pro-MED system.

CHS Use of InterQual

12. Documents sufficient to show (1) which CHS Hospitals now utilize InterQual criteria when determining whether a patient should be admitted or treated in observation status; (2) which CHS Hospitals are scheduled to start using InterQual criteria; (3) for each such hospital, the date InterQual criteria were first utilized or are first scheduled to be utilized; and (4) all agreements with McKesson Corporation for the use of InterQual at any CHS Hospitals.

13. Documents sufficient to show the impact on admissions, revenue, and profits for any CHS Hospitals which have implemented InterQual criteria.

CHS Admissions Policies

14. All documents, from the creation of the Blue Book to the present, concerning the training of doctors, case managers, or other medical professionals at CHS Hospitals as to whether patients who visit a CHS Hospital should be admitted, treated in observation status, or sent home, including but not limited to (1) documents concerning how to use the Blue Book; (2) documents relating to CHS’s efforts to reduce the utilization of observation status at CHS hospitals; (3) documents discussing the changes to observation reimbursement in the Medicare program; and (4) documents related to CHS’s strategy on managing short stays (0-2 days in length), including without limitation its strategy to admit patients and appeal any denials.

Ex. A

15. All documents relating to targets or goals set by CHS with respect to (a) the admission of CHS’s emergency department patients into CHS Hospitals; (b) the length of stay for admitted patients at CHS Hospitals; or (c) the efforts to decrease Medicare reimbursement for transferring patients before reaching the geometric mean length of stay. These documents should include but are not limited to financial incentives in cash or in kind for meeting or exceeding such targets or goals (including documents relating to any financial incentives, prizes, or bonuses where different goals are established for different payors, such as Medicare goals and uninsured goals).

16. All reports (either by month, quarter, or annually) showing, by CHS Hospital, the number of patients treated in observation or the number of patients admitted into the hospital through the emergency department. This request includes but is not limited to the Observation Trend Report By Hospital generated at least quarterly for each CHS Hospital division.

17. All Medicare PEPPER reports for each CHS Hospital at which the hospital’s total Medicare one-day stays (surgical and medical excluding transfers) is at the 60th percentile or higher compared to national, state, and jurisdictional averages; and any PEPPER report for which a hospital was at the 60th percentile or higher for any specific DRG. For each such PEPPER report, please provide copies of all documents relating to any corrective actions taken in response to the report.

18. All documents relating to the reclassifications of one-day stays into outpatient observation, how these cases were identified for reclassification, how the reclassifications were quantified, and the financial impact of such reclassifications, including by payor type.

19. All communications between CHS and private insurers or other payors concerning the use of the Blue Book, Pro-MED, InterQual, or any other admissions criteria.

Ex. A

20. All documents (including but not limited to emails, sent by, sent to, or copied to Smith, Cash, William Hussey, Catherine Ronzo, William Blanchard, or Carolyn Lipp) relating to observation status, admissions, or emergency department conversion targets or goals at CHS Hospitals, the Blue Book, or Pro-Med.

21. All documentation, including video records (including any video records made of Carolyn Lipp), of standard reports used in meetings with CHS Hospital executives, from 2000 to the present, which discuss metrics or targets for converting emergency department visits to inpatient admissions, observation rates, the use of Pro-Med, the monitoring of physician admissions or conversions, or corrective actions to be taken with respect to physicians with low admission or conversion rates.

22. All agendas for or reports of weekly conference calls, from 2006 to present, participated in by the head of any CHS operating division and the chief executive officers or other senior executives of the hospitals within that division that reference admission or conversion rates of hospitals, individual physicians or groups of physicians, or that reference corrective actions to be taken with respect to doctors or groups of doctors perceived as having inadequate admission or conversion rates.

23. All complaints or inquiries received from any CHS employees, physicians, or third parties concerning the admissions or observation practices at any CHS Hospital.

24. With respect to any allegations of improper admissions at CHS Hospitals, provide all documents relating to the reviews of such allegations by CHS’s Chief Compliance Officer or similar employee, the results of the reviews, and any corrective actions taken in response.

25. All documents relating to the diversion of uninsured patients or influencing such patients not to use CHS Hospitals or their emergency departments. In particular, please include

Ex. A

any letters to uninsured patients who had visited a CHS emergency department three times for a condition determined not to be emergent, that provided information regarding financial liability if those uninsured patients were to return to the emergency department without an emergent medical condition. Please also provide documents sufficient to indentify hospitals that utilized such a letter.

Qui Tam Lawsuit(s) and Other Investigations

26. With respect to the qui tam lawsuit filed in the United States District Court for the Northern District of Indiana, United States ex rel. Reuille vs. Community Health Systems Professional Services Corporation and Lutheran Musculosskeletal Center, LLC d/b/a Lutheran Hospital, Case No. 1:09-cv-00007, please provide all documents relating to the qui tam lawsuit, including: (1) documents sufficient to show the date when CHS first saw the complaint filed in that case; (2) all subpoenas received by CHS relating to the government’s investigation of the allegations raised by the relator in the lawsuit and all documents produced in response to such subpoenas; (3) all communications between CHS and the United States related to the lawsuit, including but not limited to CHS’s purported cooperation with the United States in its investigation of the relator’s allegations or to CHS’s agreement to the United States’ request for a 180 day stay of the lawsuit; (4) all communications between CHS and relator or her representatives; and (5) the minutes of any meeting of the CHS board of directors or any committee of the board where the relator’s allegations were discussed. In addition, provide all documents relating to any other qui tam lawsuits concerning the subject matter of Tenet’s lawsuit.

27. All civil investigative demands or other requests for information issued by the Texas Attorney General to CHS concerning emergency department procedures and billing,

Ex. A

including but not limited to the investigative demands described on page 39 of CHS’s Form 10-K dated February 25, 2011, and all documents provided by CHS in response to such demands or requests.

28. With respect to other ongoing investigations by the United States or any state agency concerning billings at CHS Hospitals, please provide: (1) all subpoenas or other document demands or requests received by CHS; (2) all documents produced in response to such subpoenas, demands, or requests and all other documents that reference or relate to such investigations; (3) all documents sufficient to show when CHS or any of its employees first became aware of such subpoena or other document demand or request; and (4) the minutes of any meeting of the CHS board of directors or any committee of the board where such investigations were discussed.

29. All documents concerning any audit or investigation in which a RAC or other federal program auditor determined that medical treatment provided by a CHS Hospital should not have been billed to Medicare because the treatment in question was not medically necessary, and in particular, documents concerning a 2011 RAC audit performed on Medical Necessity.

30. All documents relating to or concerning any SEC investigation regarding CHS’s public disclosures. In addition, please produce documents that reflect the extent to which Pennsylvania provider tax revenues contributed to 2011 first quarter earnings and whether those earnings enabled CHS to meet analysts’ consensus.

CHS’s Communications with Media and Investors

31. All documents relating to communications with analysts or journalists since the filing of this lawsuit, including all documents shown to such analysts or journalists or otherwise utilized by Defendants or their representatives when speaking with them.

Ex. A

32. Documents sufficient to show the identities of all analysts or journalists with whom Defendants or any of their representatives have spoken since the filing of this lawsuit and concerning, in whole or in part, issues related to this litigation.

33. With respect to the September 28, 2010 letter from CtW Investment Group to Rachel Seifert, attached as Exhibit 99.1 to the 8-K filed by CHS on April 18, 2011 (the “CtW letter”), please provide all documents relating to the CtW letter, including without limitation: (1) all internal CHS communications concerning the CtW letter; (2) all documents evidencing or relating to any investigation of the matters identified in the CtW letter; including but not limited to any findings to date; (3) all drafts of any responses to the CtW letter, regardless of whether the response was ultimately sent; (4) all communications relating to the CHS Chief Compliance Officer’s investigation of the allegations; (5) all communications with anyone not employed by CHS concerning the CtW letter; and (6) the minutes of any meeting of the CHS board of directors or any committee of the board where the CtW allegations were discussed.

34. The “external vendor coding review completed for Triad in 2005 and 2006” as referenced in Slide 62 of your April 28, 2011 Response Presentation.

35. The “recent feedback from selected Triad hospitals” footnoted in slide 65 of your April 28, 2011 Response Presentation.

36. With respect to CHS’s April 15, 2011 Regulation FD disclosure concerning its receipt of a March 31, 2011 subpoena from the United States, please provide (1) documents sufficient to show the date upon which CHS or any of its representatives first learned of the existence of the subpoena; (2) all communications to persons not employed by CHS, other than its outside counsel, that reference or relate to the subpoena and were made prior to the April 15,

Ex. A

2011 disclosure; and (3) all communications that evidence or refer to the consideration of when to make the disclosure.

Offer to Acquire Tenet and This Lawsuit

37. All drafts of CHS’s April 11, 2011 press release, including any drafts of press releases describing this lawsuit as baseless and any documentation of the basis of such statements. Please include any such drafts in light of CHS’s awareness of (1) the Texas Attorney General Civil Investigative Demand, which you have stated was served on November 15, 2010; (2) the investigation by the Texas Attorney General; (3) the allegations made in United States ex rel. and Reuille v. Community Health Systems Professional Services Corp. et al., Case No. 1:09-cv-00007; (4) the Department of Health and Human Services OIG subpoena, which you have stated was received on April 8, 2011; and (5) the investigation by the federal government.

38. All documents relating to any communications with the Securities and Exchange Commission directly or indirectly concerning CHS’s offer to acquire Tenet or issues raised in this litigation or ongoing investigations of CHS, including copies of all such communications as well as any documents or other information provided to the Securities and Exchange Commission at its request.

39. With respect to the synergies that CHS and its management have stated could be achieved through an acquisition of Tenet, provide all documents containing or reflecting any analysis of such synergies.

40. All documents relating to any request to a CHS employee leaving the employment of a CHS entity that they refrain from filing a whistleblower action.

41. All documents and/or things that (1) are referenced or relied upon by you in responding to any of the Interrogatories; (2) have been generated by, relied upon or provided to

Ex. A

any expert you have retained in connection with this lawsuit, or (3) you rely or intend to rely on in connection with this action or that you contend refutes or rebuts any allegations or claims contained in Plaintiff’s Complaint or any amendment thereto.

INTERROGATORIES

CHS’s Blue Book

1. Identify every CHS Hospital that, at any point during the Defined Period, utilized the Blue Book.

2. Identify all persons involved in developing, testing, implementing, and overseeing compliance with each version of the Blue Book, including their: title; medical, clinical, or college degrees; professional licenses or certifications that qualify them to develop clinical standards; and role in developing, testing, implementing, and overseeing compliance with the Blue Book.

3. Identify the name of any doctor unaffiliated with CHS or a CHS Hospital who reviewed and/or evaluated the clinical appropriateness of the admissions justification criteria in the Blue Book.

4. Identify all CHS Hospitals, including but not limited to the 25-30 CHS Hospitals referenced in an April 13, 2011 Susquehanna analyst report, that elected at any time during the Defined Period to use admissions criteria other than the Blue Book. For any such CHS Hospital, identify the name of the hospital, the period in which it utilized admissions criteria other than the Blue Book, the particular admissions criteria utilized, the identities of any physicians who voted to use the non-Blue Book admissions criteria, and all documents referencing the decision to use the non-Blue Book admissions criteria.

Ex. A

CHS Use of Pro-MED

5. Identify every CHS Hospital that, at any point during the Defined Period, utilized Pro-MED.

6. Identify every CHS Hospital that, at any point during the Defined Period, did not utilize Pro-MED. For any such CHS Hospital, identify the name of the hospital, the period in which it utilized emergency department software other than Pro-MED, and the particular emergency department software utilized.

CHS Admissions Policies

7. Please estimate the reduction to your admissions, revenues, and EBITDA if all CHS Hospitals presently using the Blue Book were to switch to InterQual effective May 1, 2011.

8. State by hospital the decline in Medicare observation visits from 2000 to 2009 for all CHS Hospitals.

Qui Tam Lawsuit(s) and Other Investigations

9. Please identify the dates on which you first learned of (1) the Texas Attorney General Civil Investigative Demand, which you have stated was served on November 15, 2010; (2) the investigation by the Texas Attorney General; (3) the allegations made in United States ex rel. and Reuille v. Community Health Systems Professional Services Corp. et al., Case No. 1:09-cv-00007; (4) the Department of Health and Human Services OIG subpoena, which you have stated was received on April 8, 2011; and (5) the investigation by the federal government.

10. Have any special committees of your board of directors been appointed, or anyone else directed to investigate or review any other allegations of wrongdoing during the Defined Period, including but not limited to this lawsuit or the matters currently the subject of the nationwide investigation of allegations of improper billing at CHS Hospitals or the current

Ex. A

investigation by the Texas Attorney General? If so, please identify the members of the special committee(s), the date(s) when such committee(s) were appointed or investigation(s) requested, and what specifically the committee(s) were asked to review.

11. Identify the names of all physicians, including but not limited to hospitalists and emergency department doctors, and all case managers who practiced medicine in, or were affiliated in any way with, De-Tar Hospital Navarro, De-Tar Hospital North, Lutheran Hospital1 or Mat-Su Regional Medical Center from 2006 to the present, including whether such doctors and case managers currently practice medicine in, or are in any way affiliated with, any of these hospitals.

12. Identify for each year during the Defined Period, as well as for the most recent quarter, the revenue and EBITDA of Lutheran Hospital.*

13. Please state whether Andrew Wachler, or any firm he is or was associated with, has ever been retained by CHS and, if so, the nature and dates of the representation(s).

14. Please identify the names and last-known addresses of all case managers who have left their employment at CHS Hospitals during the Defined Period.

15. Describe in detail whether the failure to adhere to Medicare or other Federal Healthcare Program regulations regarding the use of inpatient admission or outpatient observation was reported to the Department of Health and Human Services OIG as a “potential violation of criminal, civil, or administrative laws applicable to any Federal Health Care

*	Throughout, Lutheran Hospital is used to refer to the same Lutheran Hospital specified in United States ex rel. Reuille vs. Community Health Systems Professional Services Corporation and Lutheran Musculosskeletal Center, LLC d/b/a Lutheran Hospital, Case No. 1:09-cv-00007 (N.D. Ind.).

Ex. A

Program” under CHS’ Corporate Compliance Agreement executed with the OIG in 1997. (If such failure was reported, please provide a copy of the report).

CHS’s Communications with Media and Investors

16. Identify the twelve hospitals included in slide 65 of your April 28, 2011 Response Presentation and state by hospital the decline in Medicare observation visits from 2007 to 2008 for all other Triad hospitals.

17. Identify the sixteen hospitals included in slide 67 of your April 28, 2011 presentation and provide the same data for all acquired Triad hospitals and all non-Triad CHS Hospitals.

18. With respect to the review ordered by your Audit and Compliance Committee of the allegations made in the September 28, 2010 letter from CtW Investment Group, when was such review requested, who is responsible for conducting the review, and what is the current status of the review?

19. Describe how CHS has sought to “Increase Inpatient ER Visits,” including as one of its five “Significant Growth Opportunities” as set forth, among other places, on page 6 of CHS’s presentation at the Citi Global Healthcare Conference, which CHS filed as Proxy Solicitation materials under Rule 425 of the Securities Act of 1933 and Rule 14a-12 of the Securities Exchange Act of 1934 on March 1, 2011.

20. Describe in detail how CHS achieved the claimed $275 million in synergies from the Triad acquisition, including specific detail on $145 million in purported synergies in the first calendar year after the acquisition, as set forth, among other places, on page 17 of CHS’s presentation at the Citi Global Healthcare Conference, including what portion of the purported synergies were attributable to the increased rate at which physicians at the newly acquired Triad

Ex. A

hospitals admitted patients from the emergency department as compared to the emergency department admission rate of Triad hospitals prior to the acquisition.

21. Describe in detail all comments made by Wayne Smith regarding the use of Pro-MED at the Triad hospitals in response to analysts’ questions on CHS earnings calls in 2008 and 2009 and whether and how these responses relate to or are implicated by any current government investigation of CHS.

Offer to Acquire Tenet and This Lawsuit

22. Describe the “significant synergy potential” that CHS believes would be achieved if CHS were to acquire Tenet, including the synergies (in dollar amount) that CHS believes can be achieved through an acquisition of Tenet, as set forth, among other places, on page 13 of CHS’s presentation at the Citi Global Healthcare Conference.

23. With respect to the “significant synergy potential” that CHS has stated would be achieved if CHS were to acquire Tenet, state whether such synergies are based in part on reducing the observation rates at Tenet hospitals or otherwise altering Tenet’s admissions criteria.

Dated:	May 2, 2011
Dallas, Texas

Ex. A

GIBSON, DUNN & CRUTCHER LLP

	By:	/s/ Robert C. Walters
GIBSON, DUNN & CRUTCHER LLP		Robert C. Walters, TX Bar No. 20820300 RWalters@gibsondunn.com Robert B. Krakow, TX Bar No. 11702000 RKrakow@gibsondunn.com
Adam H. Offenhartz
Brian M. Lutz 200 Park Avenue New York, New York 10166-0193 Tel: (212) 351-3881 Fax (212) 351-4035	2100 McKinney Avenue, Suite 1100 Dallas, Texas 75201-6912 Tel: (214) 698-3100 Fax: (214) 571-2900
Attorneys for Plaintiff Tenet Healthcare Corporation

Ex. A

EXHIBIT B

Exhibit B – Qui Tam Complaint filed in the United States District Court for the Northern District of Indiana, January 7, 2009, United States ex rel. and Reuille vs. Community Health Systems Professional Services Corporation and Lutheran Musculosskeletal Center, LLC d/b/a Lutheran Hospital, intentionally omitted.

EXHIBIT C

AND AFFILIATED PARTNERSHIPS

601 Lexington Avenue
New York, New York 10022

	(212) 446-4800	Facsimile:
Peter Duffy Doyle		(212) 446-4900
To Call Writer Directly:	www.kirkland.com
(212) 446-4678 peter.doyle@kirkland.com

April 21, 2011

BY FACSIMILE AND REGULAR MAIL

Robert C. Walters, Esq.

Gibson, Dunn & Crutcher, LLP

2100 McKinney Avenue, Suite 1100

Dallas, TX 75201-6912

Re:	Tenet Healthcare Corp. v. Community Health Systems, Inc., et al.,
No. 3:11-cv-00732-M (N.D. Tex.)

Dear Mr. Walters:

I write to notify you of grave concerns relating to your client, Tenet, and its advisers.

As I believe you know, employees of CHS affiliates commit to a binding code of conduct. Senior employees also typically sign additional acknowledgements, which contain confidentiality provisions. Collectively, these arrangements serve to promote integrity and lawful conduct; to protect patient privacy; and to prevent the dissemination of confidential company information. CHS and its affiliates are also successors-in-interest to similar contracts and binding legal arrangements executed by Triad employees. These legal agreements and common law agency principles continue to bind individuals even after that employment terminates.

We rely on your representation to the Court that the information in Tenet’s complaint is based on public information. (Tenet compliant at note 2, page 3.) Tenet is well aware of the federal False Claims Act procedure and jurisprudence. Nonetheless, I want to alert you that disgruntled, former employees of CHS affiliates and Triad may presently work for, or consult with, Tenet. These individuals may seek to peddle purported information about CHS or Triad, even though they are legally prohibited from disclosing such information. Some malefactors may possess stolen CHS or Triad information, which has been altered, is incomplete, or is outdated. These former employees may harbor grudges and may, with malice, attempt to harm CHS and its affiliates.

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Because the motives of such scofflaws are suspect in all events, there will be serious legal consequences for knowingly, or with willful blindness, relying on stolen or inauthentic documents, or data, in pleadings with the Court or in other public statements. As officers of the Court, we trust that you will closely scrutinize that Tenet and its advisers have taken all necessary steps to ensure that former CHS employees remain true to their legal obligations. CHS will review all claims and remedies against violators, including the striking of pleadings, seeking sanctions, and filing claims for money damages.

CHS takes its code of conduct seriously. CHS expects its employees to follow this good conduct; it will vigorously investigate and prosecute any breaches here. Moreover, CHS will investigate all potential liability for those aiding and abetting such illegal conduct or tortiously interfering with these binding legal arrangements.

To our shock, we have received troubling reports that uninvited strangers have approached CHS employees, including doctors, and asked questions under false pretenses. The doctors and other health care professionals report that strangers lied to them; falsely claimed to be CHS researchers; showed them suspect data; and asked questions about matters related to subject matters raised in your lawsuit. This letter serves as notice of these illegal and unethical pretextual practices. We trust that these pre-texting agents are not working for your firm. However, we note that your complaint in this matter relies on information from an unidentified “third party” (para 27), and couches dramatic allegations about our physicians, based on “on information and belief.” (para 90). I am confident that your firm will re-check these anonymous sources in light of this letter, and investigate the ethics and legality of their methods and practices.

Tenets and its agents must take all steps to ensure that they are not relying on illegally-obtained information. This notice is not intended to, nor should it, chill or impede any lawful, truthful evidence.

Sincerely,

Peter D. Doyle

EXHIBIT D

Gibson, Dunn & Crutcher LLP 2100 McKinney Avenue Dallas, TX 75201-6912 Tel 214.698.3100 www.gibsondunn.com Robert C. Walters Direct: 214.698.3114 Fax: 214.571.2932 RWalters@gibsondunn.com

April 26, 2011

BY FACSIMILE AND REGULAR MAIL

Peter D. Doyle, Esq.

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Re:	Tenet Healthcare Corp. v Community Health Systems, Inc. et al.
No.	3:11-cv-00732-M (N.D. Tex.)

Dear Peter:

I write in response to your letter of April 21, 2011.

To begin with, although I am unfamiliar with CHS’s “Code of Conduct” or the restrictions you claim it places on current or former employees, I can assure you that neither my firm nor Tenet is engaging in “pretextual practices,” as you intimate in your letter. We would not allow or condone these practices. As you no doubt know, many people and entities unaffiliated with us — including governmental and regulatory agencies — appear to be interested in, or are actively investigating, CHS’s business practices. I can only assume that any “pre-texting,” if it exists, has been conducted by some other party. You may be assured that we are committed to prosecuting our claims by the rules and not through surreptitious information gathering. We trust that you are committed to the same standards as well.

You may further be assured that we have not relied on “stolen or inauthentic documents or data.” In this regard, you should know that we have received many unsolicited calls since the filing of the lawsuit, from a variety of sources in positions to know of such things, confirming conclusions we reached from public data and other sources. Among other things, these callers have confirmed (1) the inappropriate Blue Book admissions criteria and the admission of patients who under accepted clinical practice should be treated in observation; (2) the relentless pressures placed

Brussel • Century City • Dallas • Denver • Dubai • Hong Kong • London • Los Angeles • Munich • New York

Orange County • Palo Alto• Paris • San Francisco • Sao Paulo • Singapore • Washington, D.C

Peter D. Doyle, Esq.

April 26, 2011

on emergency department doctors by CHS hospital administrators to increase revenues by raising admission conversion rates; (3) and the concomitant pressures imposed on physicians to decrease CHS hospital observation rates. It seems these callers (who have expressed fears of retaliation) are concerned that CHS has failed to operate an effective regulatory compliance program or to treat seriously information provided by whistleblowers. In effect, these callers have confirmed (and added considerably to) what we learned before we filed our Complaint. And nothing we have learned since causes us to doubt the accuracy of a single allegation.

In truth, your letter appears to be nothing more than an overt threat intended to keep us from taking calls from CHS’ s affiliated physicians and employees who are intent on the truth emerging. Your letter also attempts to smear CHS’ s former employees as “malefactors” and “scofflaws” and to stifle the legitimate collection of important evidence. While CHS doubtlessly would prefer to further conceal its improper practices, neither Tenet nor our firm will be bullied into allowing it to do so.

Of course, please call if you would like to speak about this or any other matter.

Best regards.

Very truly yours,

Robert C. Walters